Exhibit 99.1

              iMergent Update on Australia and California

          Company Continues to Conduct Business in Australia


    OREM, Utah--(BUSINESS WIRE)--Oct. 22, 2007--iMergent, Inc.,
(AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, provides update on Australia and California litigation.

    On October 19, 2007, the Federal Court of Australia New South
Wales District Registry ruled on a request for an injunction by the Australian Competition and Consumer Commission (ACCC). The court declined to enter an injunction that would bar iMergent from conducting business in Australia.

    The court, on a temporary basis, did not limit the company's ability to conduct business in Australia but did require the company to provide information to the ACCC and provide certain disclosures to purchasers. The court has directed the parties to agree on the form of the orders giving effect to reasons by the court, by October 26, 2007. The court has not yet scheduled a hearing on the request for a permanent injunction.

    Consequently, the company is proceeding with the scheduled workshops in Australia during the week of October 22, 2007. The company expects to fully comply with the orders of the court.

    On October 16, 2007, the company received an order from the California Court of Appeals dated October 12, 2007 that denied the writ of supersedeas filed with the California Court of Appeals. The writ was filed in an attempt to stay enforcement of the preliminary injunction entered by the Ventura County Superior Court on the grounds that the preliminary injunction constitutes a mandatory injunction mandating such a stay. The denial was without explanation and does not affect any right of the company to appeal the underlying ruling or the actual entry of the injunction.

    Safe Harbor Statement

    Statements made in this press release regarding the company's, (i) the Company's belief that it notify customers of the right to rescind and provide the specified disclosures, (ii) the expectation of the Company that it should be able to agree to most of the terms in the ACCC's requested permanent injunction, and (iii) that the Company will be able to hold the six seminars scheduled in Australia the week of October 22, 2007, are subject to a number of risks and uncertainties that could cause actual results to differ materially form those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.


    CONTACT: iMergent, Inc.
             Robert Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Associates
             Investor Relations:
             Kirsten Chapman/Dahlia Bailey, 415-433-3777 kchapman@lhai.com